Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Semantix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Ordinary shares, par value $0.001 per share	457(c)	76,862,994(3)	$3.85	$295,922,526.90	.0000927	$27,432.02(4)
Fees Previously Paid	Warrants	Warrants to purchase ordinary shares	457(g)	7,000,000(5)				(6)
Fees Previously Paid	Equity	Ordinary shares, par value $0.001 per share, issuable on exercise of Warrants	457(c)	18,499,984(7)	$3.85	$71,224,938.40	.0000927	$6,602.55
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$367,147,465.30		$34,034.57
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$34,034.57

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from share splits, share dividends, or similar transactions with respect to the shares being registered.

(2)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high ($4.20) and low ($3.50) sales prices of Semantix, Inc.’s (“New Semantix”) ordinary shares (“Ordinary Shares”) as reported on the Nasdaq Global Market on August 17, 2022, which date is within five business days prior to filing this Registration Statement.

(3)

Represents the sum of (i) 9,364,500 Ordinary Shares purchased in a private placement under the PIPE financing consummated in connection with the business combination (the “Business Combination”) among, inter alia, New Semantix, Alpha Capital Acquisition Company (“Alpha”) and Semantix Tecnologia em Sistema de Informação S.A. (“Semantix”) pursuant to that certain business combination agreement dated as of November 16, 2021, as amended on April 13, 2022 and August 1, 2022 (the “Business Combination Agreement”), (ii) 5,750,000 Ordinary Shares issued to Alpha Capital Sponsor LLC (the “Sponsor”) and certain affiliates in exchange for the Alpha Class B ordinary shares, and (iii) 61,748,494 Ordinary Shares issued to former shareholders of Semantix.

(4)	The Company previously paid $29,930.28 in registration fee for the registration of Ordinary Shares.
(5)

Represents the resale of 7,000,000 warrants to purchase Ordinary Shares (the “Private Warrants”) held by the Sponsor and certain affiliates that were issued pursuant to the Business Combination Agreement in exchange for warrants that were issued in a private placement to the Sponsor in connection with the initial public offering of Alpha and that were previously exercisable for Alpha Class A ordinary shares.

(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the ordinary shares underlying the warrants, and no separate fee is payable for the warrants.
(7)

Represents the issuance of (i) 11,499,984 Ordinary Shares issuable upon the exercise of 11,499,984 warrants to purchase Ordinary Shares that were issued pursuant to the Business Combination Agreement in exchange for warrants that were issued in the initial public offering of Alpha and that were previously exercisable for Alpha Class A ordinary shares and (ii) 7,000,000 Ordinary Shares issuable upon the exercise of 7,000,000 Private Warrants. In addition, represents the resale of 7,000,000 Ordinary Shares issuable upon the exercise of the Private Warrants.